Exhibit 2.6

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

ENCORE BANCSHARES, INC. AND

LINSCOMB & WILLIAMS, INC.

WHEREAS, Encore Bancshares, Inc. (“Bancshares”), a Texas corporation and Linscomb & Williams, Inc., a Texas corporation (“L&W”) entered into the Agreement and Plan of Reorganization dated as of August 29, 2005, as amended (“Agreement”); and

WHEREAS, the parties to the Agreement desire to amend the Agreement (the “Amendment”);

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

“(a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of issued and outstanding L&W Common Stock shall be converted into (i) an amount of cash equal to $6,000,000, (ii) a number of shares of common stock, $1.00 par value, of Bancshares (“Bancshares Common Stock”) calculated by dividing $14,250,000 by an amount equal to 150% of the book value of a share of Bancshares Common Stock as of the end of the calendar quarter preceding the Effective Time (the “Merger Consideration”), and (iii) the right to receive an amount to be issued prior to March 31, 2010 equal to the sum of: (1) 70% of the aggregate after-tax net income of the Continuing Corporation from the Effective Time to December 31, 2009, plus (2) 50% of the net after-tax profit excluding amortization of intangible assets of Encore Trust, N.A. (for the calendar years 2006–2009 inclusive) in excess of the amounts shown on Schedule A attached as an Exhibit hereto (the “Additional Consideration”). In accordance with Section 2.1(b), each holder will be entitled to elect to receive the Additional Consideration either (A) entirely in shares of Bancshares Common Stock or (B) a combination of cash and shares of Bancshares Common Stock; provided, however, that the aggregate amount of Additional Consideration to be received in cash by the holders shall not exceed 30%. The number of shares of Bancshares Common Stock each holder will be entitled to receive shall be calculated by dividing the applicable amount of the Additional Consideration by an amount equal to the market value of a share of Bancshares Common Stock as set forth in this Section 2.1(a). It is specifically provided, however, that the total value of the Additional Consideration to be issued as set forth in this Section 2.1(a) shall not exceed four times the net revenue of L&W for the year ended December 31, 2009 and shall be reduced accordingly if necessary. For purposes of Section 2.1(a)(iii), the following definitions shall apply;

(i) “after tax net income of Continuing Corporation” shall be the net income of Continuing Corporation, which shall include an amount equal to two (2.0) basis points times Encore Trust’s managed assets (i.e., assets where Encore Trust has sole or shared investment authority), determined in accordance with generally accepted accounting principles, after provisions for income taxes, calculated as if Continuing Corporation were operating as an independent business, except that the federal and state tax rates shall be the same as Bancshares’ consolidated tax rates. This determination shall be made annually by the independent certified public accounting firm that attests to Bancshares’ financial statements. For purposes of this calculation, Court and Personal Trust Assets, (“C&PT Assets”) for each year shall be calculated by adding together the C&PT Assets at the end of each of the four fiscal quarters in that year and dividing the sum by four.

(ii) “market value” of a share of Bancshares Common Stock shall be determined as follows: (y) if Bancshares Common Stock is publicly traded on a national securities exchange, the market value shall be the average of the closing prices of Bancshares Common Stock for the ten trading days preceding March 11, 2010, or (z) if Bancshares Common Stock is not publicly traded as of December 31, 2009 on a national securities exchange, then the market value shall be the book value of a share of Bancshares Common Stock as of December 31, 2009 multiplied by 100%.

(iii) “total value of the shares of Bancshares Common Stock to be issued” shall be calculated by adding (a) $14,250,000 and (b) the product of the number of shares to be issued no later than March 31, 2010 as set forth above multiplied by the market value of a share of Bancshares Common Stock.

(iv) “net revenue” of Continuing Corporation shall be total revenue minus direct costs of payments to solicitors for solicitation of business as set forth in Continuing Corporation’s internal financial statements increased by an amount equal to two (2.0) basis points times Encore Trust’s managed assets (i.e., assets where Encore Trust has sole or shared investment authority), plus fifty percent (50%) of the net after-tax profit excluding amortization of intangible assets of Encore Trust, N.A. in excess of the amounts shown on Schedule A.

(b) With respect to Section 2.1(a)(iii), each holder shall make an election (each, an “Election”) on an election form (“Election Form”) designed for that purpose and mutually agreed upon by Bancshares and L&W and provided to each holder. All elections must be made by 5:00 p.m. Houston, Texas time on March 15, 2010 (the “Election Deadline”). A holder who does not submit an Election Form prior to the Election Deadline shall be deemed to have made an election to receive the Additional Consideration entirely in shares of Bancshares Common

Stock. Each holder may at any time prior to the Election Deadline revoke his Election and either (i) submit a new Election Form or (ii) withdraw the Election Form by providing written notice that is received by L&W by 5:00 p.m., Houston, Texas time, on the business day immediately preceding the Election Deadline.”

Except as modified above, all terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to the Agreement have duly executed this Amendment as of the 13th day of March, 2010.

ENCORE BANCSHARES, INC.

By:	/S/ JAMES S. D’AGOSTINO, JR.
James S. D’Agostino, Jr. Chairman and Chief Executive Officer

LINSCOMB & WILLIAMS, INC.

By:	/S/ J. HAROLD WILLIAMS
J. Harold Williams President and Chief Executive Officer

SHAREHOLDERS:

/S/ DANIEL J. LINSCOMB
Daniel J. Linscomb

/S/ GEORGE F. WILLIAMS
George F. Williams

/S/ J. HAROLD WILLIAMS
J. Harold Williams

/S/ G. WALTER CHRISTOPHERSON
G. Walter Christopherson

/S/ HEIDI L. DAVIS
Heidi L. Davis

[Signature Page to Third Amendment]